     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 2004

                                                     REGISTRATION NO. 333-______

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                            CENTURY ALUMINUM COMPANY
             (Exact name of registrant as specified in its charter)

         DELAWARE                                        13-3070826
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                     2511 GARDEN ROAD, BUILDING A, SUITE 200
                           MONTEREY, CALIFORNIA 93940
                                 (831) 642-9300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           -------------------------

                                GERALD J. KITCHEN
                   EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL,
                   CHIEF ADMINISTRATIVE OFFICER AND SECRETARY
                            CENTURY ALUMINUM COMPANY
                     2511 GARDEN ROAD, BUILDING A, SUITE 200
                           MONTEREY, CALIFORNIA 93940
                                 (831) 642-9300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           -------------------------

                                   Copies to:

                            JEFFREY N. OSTRAGER, ESQ.
                    CURTIS, MALLET-PREVOST, COLT & MOSLE LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                                 (212) 696-6000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED            PER UNIT          OFFERING PRICE      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value,     $300,000,000 (1)                        $300,000,000 (2)          $38,010
to be offered by the Issuer ...
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value,
to be offered by the Selling
Shareholders...................         500,000          $26.75 (3)        $ 13,375,000 (3)          $ 1,695
----------------------------------------------------------------------------------------------------------------
Total..........................                                            $313,375,000              $39,705
================================================================================================================

(1) There are being registered under this registration statement an indeterminate number of shares of our common stock as may from time to time be issued at indeterminate prices and as shall have an aggregate initial offering price not to exceed $300,000,000.

(2)      Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of Century Aluminum Company Common Stock, $0.01 par value, as reported on the Nasdaq National Market on March 12, 2004.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE AND THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED _________ __, 2004

                             [CENTURY ALUMINUM LOGO]

                                  $300,000,000
                                  Common Stock

                                 500,000 Shares
                                  Common Stock
                                   Offered by
                              Selling Shareholders

         We may from time to time offer and sell shares of our common stock, par value $0.01 per share, at prices and on terms to be determined at or prior to the time of sale up to a total dollar amount of $300,000,000. The selling shareholders named in this prospectus may from time to time offer and sell up to 500,000 shares of our common stock owned by them, at prices and on terms to be determined at or prior to the time of sale. We will not receive any proceeds from the sale of shares by the selling shareholders.

         We and the selling shareholders may from time to time offer and sell our respective shares of common stock in the same offering or in separate offerings, to or through underwriters, dealers and agents or directly to purchasers. Each time we or the selling shareholders offer any common stock pursuant to this registration statement we will provide a prospectus supplement that will contain specific information about the terms of that offering. The names of any underwriters or agents involved in the sale of our common stock and their compensation will be described in the accompanying prospectus supplement. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

         Our common stock trades on The NASDAQ Stock Market(R) under the symbol "CENX."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is _______ __, 2004.

                                TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ABOUT THIS PROSPECTUS..............................................................       1
WHERE YOU CAN FIND MORE INFORMATION................................................       1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................       1
FORWARD-LOOKING STATEMENTS.........................................................       2
CENTURY ALUMINUM COMPANY...........................................................       3
USE OF PROCEEDS....................................................................       3
SELLING SHAREHOLDERS...............................................................       3
DESCRIPTION OF CAPITAL STOCK.......................................................       4
PLAN OF DISTRIBUTION...............................................................       7
LEGAL MATTERS......................................................................       8
EXPERTS............................................................................       8

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. NEITHER WE NOR THE SELLING SHAREHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER WE NOR THE SELLING SHAREHOLDERS ARE MAKING AN OFFER TO SELL OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INFORMATION THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS BUT HAVE NOT DELIVERED WITH THIS PROSPECTUS. YOU MAY REQUEST A COPY OF THESE FILINGS, BY WRITING OR TELEPHONING US AT: CENTURY ALUMINUM COMPANY, 2511 GARDEN ROAD, BUILDING A, SUITE 200, MONTEREY, CA 93940,
ATTENTION: CORPORATE SECRETARY OR (831)642-9300. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              ABOUT THIS PROSPECTUS

         In this prospectus, the words "Century Aluminum," "we," "us," "our" and "ours" refer to Century Aluminum Company, together with its consolidated subsidiaries.

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may from time to time offer and sell up to $300,000,000 of our common stock and the selling shareholders may from time to time offer and sell up to an aggregate of 500,000 shares of our common stock owned by them.

         This prospectus describes our common stock and the general manner in which we and the selling shareholders will offer our common stock. Each time we or the selling shareholders offer any common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add to or update other information contained in, or incorporated by reference into, this prospectus. Before making your investment decision, you should read the prospectus supplement and this prospectus, together with the documents incorporated by reference therein and herein and described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, statements and other information filed by us can be inspected and copied at the public reference room of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Requests for copies should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for more information on the public reference room. The SEC maintains a website (http://www.sec.gov) that contains reports, statements and other information regarding registrants that file electronically. You may also obtain additional information about us from our website, which is located at www.centuryaluminum.com. Our website provides access to filings made by us through the SEC's EDGAR filing system, including our annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K, respectively, and ownership reports filed on Forms 3, 4 and 5 after December 16, 2002 by our directors, executive officers and beneficial owners of more than 10% of our outstanding common stock. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information as well as other information in this prospectus.

         We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement and before the effectiveness of this registration statement, and after the date of this prospectus and until we sell all of the common stock registered under this prospectus:

                         SEC FORM                                DATE FILED
                         --------                                ----------
Current Report on Form 8-K...............................    March 17, 2004

                         SEC FORM                                DATE FILED
                         --------                                ----------
Annual Report on Form 10-K for the year ended
December 31, 2003.........................................   February 26, 2004

The description of our common stock contained in
our Registration Statement on Form 8-A....................   March 4, 1996

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that we have incorporated by reference in this prospectus but have not delivered with this prospectus. You may request a copy of these filings, by writing or telephoning us at: Century Aluminum Company, 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940,
Attention: Corporate Secretary or (831) 642-9300.

                           FORWARD-LOOKING STATEMENTS

         In this prospectus, together with the documents incorporated by reference herein, and each prospectus supplement, we make statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. Many of these statements may be identified by the use of forward-looking words such as "anticipate," "believe," "hope," "expect," "anticipate," "should," "will," "will likely," "forecast," "project," "planned," "estimated" and "potential," among others. These forward-looking statements are subject to risks, uncertainties and assumptions including, among other things:

         - Our high level of indebtedness reduces cash available for other purposes, such as the payment of dividends, and limits our ability to incur additional debt and pursue our growth strategy;

         - The cyclical nature of the aluminum industry causes variability in our earnings and cash flows;

         - The loss of a major customer would increase our production costs at those facilities which deliver molten aluminum;

         - Glencore International AG owns a large percentage of our common stock and has the ability to influence matters requiring shareholder approval;

         - We could suffer losses due to a temporary or prolonged interruption of the supply of electrical power to our facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events;

         - Due to increasing prices for alumina, the principal raw material used in primary aluminum production, changes to or disruptions in our current alumina supply arrangements would materially impact our raw material costs;

         - Changes in the relative cost of certain raw materials and energy compared to the price of primary aluminum could affect our margins;

         - Most of our employees are unionized and any labor dispute or failure to successfully renegotiate an existing labor agreement could materially impair our ability to conduct our production operations at our unionized facilities;

         - We are subject to a variety of environmental laws that could result in costs or liabilities; and

         - We may not realize the expected benefits of our growth strategy if we are unable to successfully integrate the businesses we acquire.

         Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date on which they are made.

     You should read this prospectus, together with the documents incorporated by reference herein, and the applicable prospectus supplement completely and with the understanding that our actual future results may be materially different from those expressed in our forward-looking statements. We have no obligation (other than as required by law) to update or revise any of our forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

                            CENTURY ALUMINUM COMPANY

         We are a leading North American producer of primary aluminum. Our facilities produce value-added and standard-grade primary aluminum products. We are the second largest primary aluminum producer in the United States, behind Alcoa Inc., having produced over 1.1 billion pounds of primary aluminum in 2003 with net sales of $782.5 million.

         We currently own:

         - the Hawesville facility, located in Hawesville, Kentucky, which began operations in 1970 and has an annual production capacity of 538 million pounds of primary aluminum;

         - the Ravenswood facility, located in Ravenswood, West Virginia, which began operations in 1957 and has an annual production capacity of 375 million pounds of primary aluminum; and

         - a 49.7% ownership interest in the Mt. Holly facility, located in Mt. Holly, South Carolina, which began operations in 1980 and contributes 243 million pounds to our overall annual production capacity and is operated by Alcoa, which holds the remaining 50.3% ownership interest.

         Our strategic objectives are to grow our aluminum business by pursuing opportunities to acquire primary aluminum reduction facilities that offer favorable investment returns and lower our per unit production costs; diversifying our geographic presence; and pursuing opportunities in bauxite mining and alumina refining.

         Our principal executive offices are located at 2511 Garden Road, Building A, Suite 200, Monterey, California 93940. Our telephone number at that address is (831) 642-9300. You may also obtain additional information about us from our website, which is located at www.centuryaluminum.com. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus.

                                 USE OF PROCEEDS

         Except as otherwise may be set forth in each prospectus supplement accompanying this prospectus, we intend to use the net proceeds we receive from sales of shares of our common stock pursuant to this prospectus for general corporate purposes, including acquisitions, plant expansions and repayment of indebtedness. We have filed a Current Report on Form 8-K dated March 16, 2004, in which we reported that we entered into an agreement with Columbia Ventures Corporation to purchase up to 100 percent of the shares of Nordural hf, an Icelandic company that owns and operates a 90,000 metric-ton-per-year (mtpy) primary aluminum plant at Grundartangi, Iceland. We intend to finance this acquisition by offering shares under the registration statement of which this prospectus forms a part. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

                              SELLING SHAREHOLDERS

         Century Aluminum Employees Retirement Plan and the Century Aluminum of West Virginia, Inc. Hourly Employees Pension Plan, may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of 500,000 shares of our common stock.

         During the quarter ended December 31, 2002, our board of directors authorized the contribution of 100,000 shares of our common stock to the retirement plan and 400,000 shares of our common stock to the pension plan. Prior to our contribution, the plans owned no shares of our common stock. As of March 15, 2004, the retirement plan owned 100,000 shares of our common stock, representing 0.5% of our outstanding shares of common stock, and the pension plan owned 400,000 shares of our common stock, representing 1.9% of our outstanding shares of common stock.

         The plans hold their assets in trusts formed for the benefit of all of our salaried employees and the hourly employees of Century Aluminum of West Virginia, Inc., respectively. The plans are intended to be tax-qualified under the Internal Revenue Code of 1986, as amended. The plans are funded by our contributions, which are held for the sole benefit of the plans' participants and their beneficiaries and to pay proper expenses related to the administration of the plans.

         The retirement plan and the pension plan are each administered by a retirement committee established by the board of directors of Century Aluminum of West Virginia, a direct subsidiary of Century Aluminum Company. The retirement committee has the responsibility, power and authority to direct the investment, management and control of plan assets. The retirement committee has appointed a trustee to act as fiduciary for the purpose of holding the funds and property of the plans. The trustee acts at the direction of the retirement committee. The retirement committee is currently comprised of David W. Beckley, Gerald J. Kitchen, and Daniel J. Krofcheck, each of whom is an executive officer of Century Aluminum Company.

         The selling shareholders are pension plans subject to the rules of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. ERISA provides that sales and exchanges between a plan and parties-in-interest to the plan are prohibited without an exemption under the rules of ERISA. Each prospective purchaser should consult with its counsel to satisfy itself that it is not a party in interest to the selling plans or, if it is, that the ERISA prohibited transaction rules will not apply.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. At March 15, 2004, we had outstanding 21,207,467 shares of our common stock, 1,395,089 shares reserved for issuance upon conversion of our convertible preferred stock and 1,549,806 shares reserved for issuance upon the exercise of outstanding stock options and the vesting of outstanding performance shares and restricted stock awards.

         The following summary description does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, or DGCL, and our restated certificate of incorporation and amended and restated bylaws, which are both incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." Reference is made to the DGCL, our certificate of incorporation and our bylaws for a detailed description of the provisions we have summarized below.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all the directors standing for election. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors from funds which are legally available for that purpose. Upon the liquidation, dissolution or winding up of Century Aluminum, the holders of our common stock are entitled to receive ratably any of our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All shares of our common stock currently outstanding and those to be issued upon the completion of any offering under a prospectus supplement will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are currently outstanding or which we may designate and issue in the future.

PREFERRED STOCK

         Under our certificate of incorporation, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock without any vote or action by the holders of our common stock. Our board of directors may issue preferred stock in one or more series and determine for each series the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting that series, as well as the designation thereof. Depending upon the terms of preferred stock established by our board of directors, any or all of the preferred stock could have preference over the common stock with respect to dividends and other distributions and upon the liquidation of Century Aluminum Company. In addition, issuance of any shares of preferred stock with voting powers may dilute the voting power of the outstanding common stock.

         Convertible preferred stock

         We issued 500,000 shares of our 8.0% cumulative convertible preferred stock to an affiliate of Glencore International AG in April 2001 for a cash purchase price of $25.0 million. The convertible preferred stock has a par value per share of $0.01 and a liquidation preference of $50 per share. The convertible preferred stock ranks junior to our 11 3/4% senior secured first mortgage notes due 2008, borrowings under our $100.0 million senior secured revolving credit facility, and all of our other existing and future debt obligations.

         The purchase agreement for the preferred stock contains customary indemnification provisions. Following is a summary of the principal terms of the convertible preferred stock.

         - Dividends. The holders of the convertible preferred stock are entitled to receive fully cumulative cash dividends at the rate of 8.0% per annum per share accruing daily and payable when declared quarterly in arrears.

         - Optional conversion. Each share of convertible preferred stock may be converted at any time, at the option of the holder, into shares of our common stock, at a price of $17.92, subject to adjustment for stock dividends, stock splits and other specified corporate actions.

         - Voting rights. The holders of convertible preferred stock have limited voting rights to approve: (1) any action by us which would adversely affect or alter the preferences and special rights of the convertible preferred stock, (2) the authorization of any class of stock ranking senior to, prior to or ranking equally with the convertible preferred stock, and (3) any reorganization or reclassification of our capital stock or merger or consolidation of Century Aluminum.

         - Optional redemption. After April 2, 2004, we may redeem the convertible preferred stock at our option for cash at a price of $52 per share, plus unpaid dividends to the date of redemption, declining ratably each year thereafter to $50 at the end of the eighth year.

         - Transferability. Our convertible preferred stock is freely transferable in a private offering or any other transaction which is exempt from, or not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

         - Limits on common stock dividends and redemptions and dividends. We are prohibited from declaring any cash dividend or making any cash distribution on our common stock, and are generally unable to redeem, purchase or otherwise acquire any of our common stock, until we have paid all dividends on our convertible preferred stock.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

         The provisions of our certificate of incorporation and bylaws and the DGCL summarized in the following paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

         Issuance of preferred stock. Our certificate of incorporation provides our board of directors with the authority to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof.

         Business combinations. In addition to any affirmative vote required by law, our certificate of incorporation requires either: (1) the approval of a majority of the disinterested directors, (2) the approval of the holders of at least two-thirds of the aggregate voting power of the outstanding voting shares of Century Aluminum, voting as a class, or (3) the satisfaction of certain minimum price requirements and other procedural requirements, as preconditions to certain business combinations with, in general, a person who is the beneficial owner of 10% or more of our outstanding voting stock.

         Classified board. Our certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in size as is practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

         Number of directors; removal; vacancies. Our certificate of incorporation provides that the number of directors shall not be less than 3 nor more than 11. The directors shall have the exclusive power and right to set the exact number of directors within that range from time to time by resolution adopted by vote of a majority of the entire board of directors. The board can only be increased over 11 through amendment of our restated certificate of incorporation which requires a resolution of the board and the affirmative vote of the holders of at least two-thirds of the aggregate voting power of the outstanding shares of stock generally entitled to vote, voting as a class.

         Our certificate of incorporation and bylaws further provide that directors may be removed only for cause and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock generally entitled to vote, voting as a class. In addition, interim vacancies or vacancies created by an increase in the number of directors may be filled only by a majority of directors then in office. The foregoing provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

         No stockholder action by written consent; special meetings. Our certificate of incorporation generally provides that stockholder action may be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and bylaws also provide that, subject to the rights of the holders of any class or series of our preferred stock, special meetings of the stockholders may only be called pursuant to a resolution adopted by a majority of the board of directors or the executive committee. Stockholders are not permitted to call a special meeting or to require the board or executive committee to call a special meeting of stockholders. Any call for a meeting must specify the matters to be acted upon at the meeting. Stockholders are not permitted to submit additional matters or proposals for consideration at any special meeting.

         Stockholder proposals. The bylaws establish an advance notice procedure for nominations (other than by or at the direction of our board of directors) of candidates for election as directors at, and for proposals to be brought before, an annual meeting of stockholders. Subject to any other applicable requirements, the only business that may be conducted at an annual meeting is that which has been brought before the meeting by, or at the direction of, the board or by a stockholder who has given to the secretary of Century Aluminum timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of, the board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

         Amendment of certain certificate provisions or bylaws. Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the aggregate voting power of the outstanding shares of our stock, voting as a class, generally entitled to vote to amend the foregoing provisions of our certificate of incorporation and the bylaws.

         Section 203 of the DGCL. We are subject to Section 203 of the DGCL, which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (1) prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding stock of the corporation, excluding shares owned by directors who are also officers of the corporation and shares owned by certain employee stock plans, or (3) on or after such date the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

                              PLAN OF DISTRIBUTION

         We or the selling shareholders may sell the shares of common stock described in this prospectus from time to time in one or more of the following ways:

         -        to or through underwriters or dealers;

         -        directly to one or more purchasers;

         -        through agents; or

         -        through a combination of any of such methods of sale.

         The prospectus supplement with respect to the offered shares of common stock will describe the terms of the offering, including:

         - the name or names of any agents or underwriters and the number of shares purchased by each of them;

         - the purchase price of such shares and any proceeds to us from such sale;

         - any underwriting discounts and other items constituting underwriters' or agents' compensation;

         -        any initial public offering price;

         - any discounts or concessions allowed or reallowed or paid to dealers; and

         -        any securities exchanges on which such shares may be listed.

     If underwriters are used in the sale, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, either:

         -        at a fixed public offering price or prices;

         -        at market prices prevailing at the time of sale;

         -        at varying prices determined at the time of sale; or

         -        at negotiated prices.

         The shares of common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of the underwriters to purchase the shares of common stock will be subject to various conditions precedent, and the underwriters will be obligated to purchase all of the shares offered by the applicable prospectus supplement if any of such shares are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         We or the selling shareholders may also sell shares of common stock directly or through agents designated from time to time. Any agent involved in the offering and sale of the offered shares of common stock will be named in the applicable prospectus supplement. Any commissions payable by us or by the selling shareholders to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

         If so indicated in a prospectus supplement, we or the selling shareholders will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase shares of common stock pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such prospectus supplement. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

         Agents and underwriters may be entitled under agreements entered into with us or the selling shareholders to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, us or the selling shareholders in the ordinary course of business.

                                  LEGAL MATTERS

         The validity of the common stock offered through this prospectus will be passed upon for us by Curtis, Mallet-Prevost, Colt & Mosle LLP, New York, New York. Roman A. Bninski, a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP, is a director of Century Aluminum Company and beneficially owns 23,500 shares of our common stock. Curtis, Mallet-Prevost, Colt & Mosle LLP, with our knowledge and consent, represents Glencore International AG from time to time with respect to specific matters as to which the firm has been consulted by Glencore International AG.

                                     EXPERTS

         Our financial statements and the related financial statement schedules incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Nordural hf incorporated by reference in this prospectus to the Current Report on Form 8-K dated March 16, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers hf, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee and the Nasdaq additional listing fee.

SEC registration fee...................................       $ 39,705
Nasdaq additional listing fee..........................         45,000
Legal fees and expenses................................         50,000
Printing costs.........................................         15,000
Accounting fees and expenses...........................         10,000
Miscellaneous expenses.................................          5,000
                                                              --------
          Total........................................       $164,705
                                                              ========

         Century Aluminum Company will bear all expenses shown above, and the selling shareholders will not bear any portion of these expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Century Aluminum Company is a Delaware corporation. In accordance with
Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the restated certificate of incorporation of Century Aluminum Company contains a provision to limit the personal liability of our directors for violations of their fiduciary duties. This provision eliminates each director's liability to Century Aluminum Company or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability: (i) for any breach of the director's duty of loyalty to Century Aluminum Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including such actions involving gross negligence.

         Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of such corporation, as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The restated certificate of incorporation for Century Aluminum Company provides for indemnification to fullest extent permitted by
Section 145 of the DGCL of all persons who we have the power to indemnify under such section. The restated by-laws for Century Aluminum Company provide for indemnification of officers and directors to the fullest extent permitted by the DGCL.

         In addition, we maintain officers' and directors' liability insurance which insures against liabilities that our officers and directors may incur in such capacities.

ITEM 16 EXHIBITS.

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
-------                         ----------------------
   1.1       Form of Underwriting Agreement.*

   3.1       Restated Certificate of Incorporation of Century Aluminum
             Company, as amended (incorporated by reference to Century
             Aluminum Company's Registration Statement on Form S-1, as amended, Registration No. 33-95486 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

   3.2       Amended and Restated Bylaws of Century Aluminum Company
             (incorporated by reference to Century Aluminum Company's
             Quarterly Report on Form 10-Q for the quarter ended June 30,
             2003).

   5.1       Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP.

  23.1       Consent of Deloitte & Touche LLP.

  23.2       Consent of PricewaterhouseCoopers hf.

  23.3 Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in Exhibit 5.1).

  24.1       Power of Attorney (included on signature page).

*To be filed under Form 8-K.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to

         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on March 16, 2004.

                                 Century Aluminum Company

                                 By: /s/ Craig A. Davis
                                     -------------------------------
                                     Name: Craig A. Davis
                                     Title: Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes David W. Beckley and Gerald J. Kitchen and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with any exhibits thereto and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints David W. Beckley and Gerald J. Kitchen and each of them, with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith.

               SIGNATURE                                       TITLE                                   DATE
               ---------                                       -----                                   ----
        /s/ Craig A. Davis                      Chairman and Chief Executive Officer              March 16, 2004
----------------------------------------
            Craig A. Davis

    /s/ William R. Hampshire                               Vice-Chairman                          March 16, 2004
----------------------------------------
        William R. Hampshire

       /s/ David W. Beckley                         Executive Vice President and                  March 16, 2004
----------------------------------------    Chief Financial Officer (Principal Financial
           David W. Beckley                  Officer and Principal Accounting Officer)


      /s/ Roman A. Bninski                                    Director                            March 16, 2004
----------------------------------------
          Roman A. Bninski

       /s/ John C. Fontaine                                   Director                            March 16, 2004
----------------------------------------
           John C. Fontaine

          /s/ John P. O'Brien                                 Director                            March 16, 2004
----------------------------------------
              John P. O'Brien

        /s/ Stuart M. Schreiber                               Director                            March 16, 2004
----------------------------------------
            Stuart M. Schreiber

        /s/ Willy R. Strothotte                               Director                            March 16, 2004
----------------------------------------
            Willy R. Strothotte

         /s/ Robert E. Fishman                                Director                            March 16, 2004
----------------------------------------
             Robert E. Fishman

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT
------                           ----------------------

   1.1       Form of Underwriting Agreement.*

   3.1 Restated Certificate of Incorporation of Century Aluminum Company, as amended (incorporated by reference to Century Aluminum Company's Registration Statement on Form S-1, as amended, Registration No. 33-95486 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

   3.2 Amended and Restated Bylaws of Century Aluminum Company (incorporated by reference to Century Aluminum Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
             2003).

   3.3 Certificate of Designation for Century Aluminum Company's 8% Cumulative Convertible Preferred Stock, par value $.01 per share, dated March 28, 2001 (incorporated by reference to Century Aluminum Company's Current Report on Form 8-K dated April 17, 2001 and Century Aluminum Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

   5.1       Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP.

  23.1       Consent of Deloitte & Touche LLP.

  23.2       Consent of PricewaterhouseCoopers hf.

  23.3 Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in Exhibit 5.1).

  24.1       Power of Attorney (included on signature page).

---------
*To be filed under Form 8-K.